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                     June 1, 2020

       Jeremy Frommer
       Chief Executive Officer
       Jerrick Media Holdings, Inc.
       2050 Center Avenue, Suite 640
       Fort Lee, NJ 07024

                                                        Re: Jerrick Media
Holdings, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 8, 2020
                                                            File No. 000-51872

       Dear Mr. Frommer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services